EXHIBIT 23.3

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement of Sky Financial Group, Inc. on Form S-4, of our report dated January 21, 2003, on Sky Financial Group, Inc.’s consolidated financial statements incorporated by reference in the Annual Report on Form 10-K of Sky Financial Group, Inc. for the year ended December 31, 2002, and to the reference to us in the first paragraph under the heading “Experts” in the Propsectus, which is part of this Registration Statement.

/s/ Crowe Chizek and Company LLC

Crowe Chizek and Company LLC

Columbus, Ohio

August 21, 2003